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                                                                    Exhibit 10.5

                               CORIXA CORPORATION

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is dated as of _________, 2001 by and between ___________ ("Executive") and Corixa Corporation, a Delaware corporation (the "Company").

        1. DUTIES.

               (a) POSITION. Executive is employed as ______________________ of the Company, reporting to the Company's chairman and chief executive officer. The duties and responsibilities of Executive shall include the duties and responsibilities for the direct supervision, direction and control of the Company's ______________________. The Executive shall perform such duties as from time to time may be prescribed for him by the Company's chief executive officer or the Company's board of directors, in all cases to be consistent with Executive's corporate offices and positions.

               (b) OBLIGATIONS TO THE COMPANY. Executive agrees to the best of his ability and experience that she will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Executive's employment relationship with the Company, Executive further agrees that he will devote all of his business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria, from serving on boards of charitable organizations, or from owning no more than 3% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq National Market, provided that such activities do not materially interfere with Executive's obligations to the Company as described above. Executive will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of Executive's employment.

        2. AT-WILL EMPLOYMENT. The employment of Executive under this Agreement shall be for an unspecified term. The Company and Executive acknowledge and agree that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that notwithstanding any other obligation under this Agreement, Executive's employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice.

        3. COMPENSATION. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 3.

               (a) SALARY. During calendar year 2001, Executive shall receive a monthly base salary of $_________________, which is equivalent to $ ______________on an annualized basis. Executive's monthly base salary will be payable pursuant to the Company's normal payroll practices for payment of salary to executive employees. Executive's base salary will be reviewed as part of the Company's normal salary review process.

               (b) STOCK OPTIONS.

                      (i) STOCK INCENTIVE PROGRAM. In addition to new hire option grants and any other outstanding options that Executive may currently hold, Executive is eligible to participate in the Stock Incentive Program (the "Program") whereby each year Executive may receive an option for up to 15,000 shares of Company Common Stock (the "Option"). The number of shares awarded will be based solely on the Company's achievement of scientific and business goals solely determined by the Board prior to the start of each fiscal year. Options earned under this Program will be granted no later than February following the close of the applicable fiscal year. Any Option granted pursuant to this Program will have a purchase price equal to the fair market value on the grant date, and shall be subject to the terms of a Stock Option Agreement, the form of which is attached hereto as Exhibit A. The Option will vest and become exercisable over a four (4) year vesting period such that 1/48 of the total number of Option shares will vest and become exercisable on each monthly anniversary. Vesting is contingent upon Executive's continued employment with the Company.

                      (ii) CHANGE OF CONTROL BENEFIT.

                             (A) ACCELERATION. In the event of a Change of
Control (as defined in Section 5(a) of this Agreement), (i.) if any of Executive's outstanding options (the "Awards") are assumed or an equivalent option is substituted by such successor corporation or a parent or subsidiary of such successor corporation (the "Successor Corporation"), one half of the then unvested portion of the Awards shall be deemed to have vested immediately prior to the transaction, (ii.) if the Awards are not assumed or an equivalent option is not substituted by the Successor Corporation, all of the then unvested portion of the Awards shall be deemed to have vested immediately prior to such transaction and (iii.) if Executive is terminated without Cause (as defined below in Section 5(b)) or if Executive Resigns for Good Reason (as defined in
Section 5(c)) within twelve (12) months following the consummation of the transaction where the Successor Corporation assumed the Awards or substituted an equivalent option, the entire unvested portion of the Awards held by Executive shall be deemed to have vested and become fully exercisable immediately prior to any such termination or resignation. If the vesting of the Awards is accelerated pursuant to this Section 3(b)(ii)(A), the Company shall notify Executive that the vesting of the Awards has been accelerated and Executive shall have the right to exercise the Awards prior to the transaction, termination or resignation as applicable.

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                             (B) LIMITATION ON PAYMENTS. In the event that the
vesting acceleration provided for in Section 3(b)(ii)(A) above (i.) constitutes "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code"), and (ii.) but for this Section 3(b)(ii)(B) would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then such vesting acceleration shall be either

                                 (aa) delivered in full, or

                                 (bb) delivered as to such lesser extent which
would result in no portion of such severance benefits being subject to excise tax under Code Section 4999,

whichever amount, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive on an after-tax basis of the greater amount of acceleration benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Any determination required under this Section 3(b)(ii)(B) shall be made in writing by the Company's independent accountants, whose determination shall be conclusive and binding for all purposes on the Company and any affected Executive. In the event that (aa) above applies, then the Executive shall be responsible for any excise taxes imposed with respect to such benefits. In the event that (bb) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

               (c) DISCRETIONARY BONUSES. Executive is eligible for an annual discretionary cash bonus equal to up to 20% of Executive's then current base salary. This discretionary bonus will be based upon (i.) the Company's achievement of scientific and business goals solely determined by the Board in November of the previous fiscal year and (ii.) the Executive's achievement of personal performance objectives established and approved by the Company no later than February each fiscal year. Payment of any earned bonus shall be made no later than February following the close of the applicable fiscal year. In addition, Executive may be entitled to other incentive bonuses as solely determined by the Board or the Company's Compensation Committee from time to time.

               (d) ADDITIONAL BENEFITS. Executive is eligible to participate in the Company's employee benefit plans of general application in accordance with the rules established for individual participation in any such plan and under applicable law.

               (e) INDEMNIFICATION. Executive has previously entered into the Company's standard form of Indemnification Agreement, attached hereto as Exhibit B, providing indemnification to Executive to the maximum extent permitted by law, and in accordance therewith, the Company has agreed to advance any expenses for which indemnification is available to the extent allowed by applicable law.

               (f) VACATION. Executive is eligible to accrue up to 20 days of paid vacation per year, which vacation may be used in the year in which accrued or in a subsequent year, subject to the Company's policies with respect to maximum accrual of unused vacation.

        4. SEVERANCE BENEFITS. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 4. Executive's entitlement to such severance benefits shall be conditioned upon Executive's execution and delivery to the Company of (i) a general release of all claims, (ii) a resignation from all of Executive's positions with the Company and (iii) an agreement not to directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during Executive's employment and (b) on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company during Executive's employment with the Company. Any payment of severance benefits under the terms of this Agreement will be subject to all applicable tax withholding

               (a) VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. If Executive voluntarily elects to terminate his employment with the Company other than by Executive's Resignation for Good Reason, as defined in Section 5(c) below, or if the Company or a successor entity terminates Executive's employment for Cause, as defined in Section 5(b) below, or the Executive dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of the Board, the Executive cannot perform reasonably the duties specified in Section 1 above, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive's termination of employment and Executive's benefits will be continued solely to the extent of the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

               (b) INVOLUNTARY TERMINATION APART FROM A CHANGE OF CONTROL. If Executive's employment is terminated by the Company or a successor entity without Cause or by Executive's Resignation for Good Reason prior to or more than twelve (12) months after, a Change of Control (as defined below), Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive's termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

                      (i) continued payment of his base salary for a period of twelve (12) months following the date of termination, in accordance with the Company's normal payroll practices;

                      (ii) reimbursement of his premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the California Continuation of Benefits Replacement Act of 1997, as amended, whichever is applicable, for the lesser of the first twelve (12) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer's health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

                      (iii) payment of 100% of Executive's current year discretionary cash bonus regardless of the Company's or the Executive's achievement of the goals referred to in Section 3(c) of this Agreement;

                      (iv) accelerated vesting as to 50% of Executive's then unvested option shares; and

                      (v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

               (c) INVOLUNTARY TERMINATION FOLLOWING A CHANGE OF CONTROL. If Executive's employment is terminated by the Company or a successor entity without Cause or by Executive's Resignation for Good Reason in either case within twelve (12) months following a Change of Control, Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive's termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

                      (i) continued payment of his base salary for a period of eighteen (18) months following the date of termination, in accordance with the Company's normal payroll practices;

                      (ii) reimbursement of his premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the California Continuation of Benefits Replacement Act of 1997, as amended, whichever is applicable, for the lesser of the first eighteen (18) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer's health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

                      (iii) payment of 150% of Executive's current year discretionary cash bonus regardless of the Company's or the Executive's achievement of the goals referred to in Section 3(c) of this Agreement;

                      (iv) accelerated vesting of 100% of all the unvested option shares pursuant to the terms of Section 3(b)(ii) of this Agreement; and

                      (v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

        5. DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:


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               (a) "CHANGE OF CONTROL" means a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

               (b) "CAUSE" means the determination by the Company's Board of Directors of any of the following: (i) Executive's failure to perform Executive's duties and responsibilities to the Company in a manner satisfactory to the Board; (ii) Executive's violation of a Company policy; (iii) Executive's violation of any state or federal law, including but not limited to any act of fraud, embezzlement or dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company, including the Company's reputation; (iv) Executive's unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Company; or (v) Executive's breach of any of his or her obligations under any written agreement or covenant with the Company.

               (c) "RESIGNATION FOR GOOD REASON" means, subject to the right of either party to arbitrate a dispute with respect thereto in accordance with
Section 12 below, Executive's resignation as a result of, and within 30 days following: (i) a change in Executive's position such that he is not a corporate officer of the Company (or a successor company, in the event of a Change of Control); (ii) a significant and substantial reduction in Executive's job, duties, or responsibilities in a manner that is substantially and materially inconsistent with the position, duties, or responsibilities held by Executive immediately before such reduction; (iii) any reduction in Executive's base salary other than in connection with and consistent with a general reduction of all officer base salaries; or (iv) a relocation of the Company's executive offices to a location more than 50 miles away from their current location provided such change increases Executive's commute by 25 miles or 45 minutes.

        6. CONFIDENTIALITY AGREEMENT. Executive has signed a Proprietary Information and Inventions Agreement (the "Proprietary Agreement") that is incorporated by reference and made a part of this Agreement and the form of which is attached hereto as Exhibit C. Executive hereby represents and warrants to the Company that Executive has complied with all obligations under the Proprietary Agreement and agrees to continue to abide by the terms of the Proprietary Agreement and further agrees that the provisions of the Proprietary Agreement shall survive any termination of this Agreement or of Executive's employment relationship with the Company in accordance with the terms of the Proprietary Agreement.

        7. CONFIDENTIALITY OF TERMS. Executive agrees to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary or stock purchase allocations to any person, including other employees of the Company (other than such employees who have a need to know such information); provided, however, that Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice.

        8. COVENANTS. In addition to the obligations to which the Executive agreed by executing the Proprietary Agreement, Executive understands and agrees that during the term of Executive's employment with the Company, and for the greater of (i) the duration of any payments to Executive of severance benefits pursuant to Section 4 of this Agreement or (ii) one (1) year after the termination of Executive's employment with the Company, Executive will not do any of the following:

               (a) COMPETE. Without the Company's prior written consent, Executive will not directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (i) being commercially developed or exploited by the Company during Executive's employment and (ii) on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company during Executive's employment with the Company.

               (b) SOLICIT BUSINESS. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his, her or its purchase of the Company's products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

               (c) SOLICIT PERSONNEL. Solicit or influence or attempt to influence any of the Company's employees, consultants or other service providers to terminate or otherwise cease his, her or its employment, consulting or service relationships with the Company or to become an employee, consultant or service provider of any competitor of the Company.

        9. BREACH OF THE AGREEMENT. Executive acknowledges that upon his breach of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Executive agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Executive from committing or continuing any such violation of the Agreement or the Proprietary Agreement. Executive acknowledges and agrees that upon Executive's material or intentional breach of any of the provisions of the Agreement (including Section
8) or the Proprietary Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company's obligations to provide benefits to Executive as described in this Agreement, including without limitation those benefits provided in Section 4, shall immediately terminate.

        10. ENTIRE AGREEMENT. This Agreement, including the Proprietary Agreement that the Executive has signed, sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supercedes any prior agreement, and merges all prior discussions between them.

        11. CONFLICTS. Executive represents and warrants that his performance of all the terms of this Agreement will not breach any other agreement or understanding to which Executive is a


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

party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

        12. DISPUTE RESOLUTION. In the event of any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof (including a dispute as to whether Cause or Resignation for Good Reason exists), the parties hereto shall first submit their dispute to formal mediation. The Company shall select a mediator reasonably acceptable to both parties. In the event that the parties cannot reach resolution through formal mediation, the dispute shall be settled by arbitration in Seattle, Washington, in accordance with the Rules of the American Arbitration Association then in effect. Each party shall pay his, her or its own costs (including attorneys' fees) in connection with such mediation or arbitration. To the extent such mediation or arbitration requires the submission of any information that either party claims is confidential information, the parties agree that such mediation or arbitration shall be confidential proceeding. Judgment upon the award rendered by the mediator or arbitrator may be entered in any court of competent jurisdiction. If any proceeding is necessary to enforce the mediation or arbitration award, the prevailing party shall be entitled to reasonable attorneys fees and costs and disbursements, in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction (without prior arbitration) with respect to any alleged breach of the Proprietary Agreement or Section 8, including specific performance and injunctions, restraining Executive from committing or continuing to commit such alleged breach.

        13. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive's rights hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        14. MISCELLANEOUS PROVISIONS.

               (a) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

               (b) NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.


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

               (c) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to its or any other jurisdiction's principles of conflict of laws.

               (d) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

               (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

               (f) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

                            [Signature Page Follows]




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

        The parties have executed this Employment Agreement as of the date first written above.


                                        CORIXA CORPORATION


                                        By: ____________________________________
                                            Steve Gillis, Ph.D.
                                            Chairman and Chief Executive Officer

                                        Address:  1124 Columbia Street
                                                  Suite 200
                                                  Seattle, WA 98104



                                        ______________________

                                        _______________________________________


                                        Address:




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

                                    EXHIBIT A

                             STOCK OPTION AGREEMENT

                                    EXHIBIT B

                            INDEMNIFICATION AGREEMENT

                                    EXHIBIT C

                           PROPRIETARY INFORMATION AND
                              INVENTIONS AGREEMENT

                             PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

                               CORIXA CORPORATION


        In consideration of my employment or consultancy (as the case may be) by Corixa Corporation, a Delaware corporation (the "Company", which term includes the Company's subsidiaries and any of its affiliates), any opportunity for advancement or reassignment that the Company may offer me, the compensation paid to me in connection with such employment and any stock and/or stock options which have been or may be granted to me by the Company, I, Jeanne Jew, hereby agree as follows:

1. Whenever used in this Agreement the following terms will have the following meanings:

        (a) "Invention(s)" means discoveries, developments, designs, improvements, inventions and/or works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new machine, article of manufacture, biological material, method, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

        (b) "Proprietary Information" means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, trade secrets, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials such as nucleic acids, proteins, organisms, strands, cell lines, antibodies or antigen source materials, or fragments thereof, mask works and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

        (c) "Company Documents" means documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. "Company Documents" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

        2. I understand that the Company is engaged in a continuous program of research, development and production. I also recognize that the Company possesses or has rights to Proprietary Information (including certain information developed by me during my employment or consultancy (as the case may be) by the Company that has commercial value in the Company's business.

        3. I understand that the Company possesses Company Documents that are important to its business.

        4. I understand and agree that my employment or consultancy (as the case may be) creates a relationship of confidence and trust between me and the Company with respect to (i) all Proprietary Information and (ii) the confidential information of another person or entity with which the Company has a business relationship and is required by terms of an agreement with such entity or person to hold such information as confidential. At all times, both during my employment or consultancy (as the case may be) by the Company and after its termination, I will keep in confidence and trust all such information, and I will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

        5. In addition, I hereby agree as follows:

               (a) All Proprietary Information will be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may presently have or I may acquire in such Proprietary Information.

               (b) All Company Documents, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consultancy (as the case may be) will be and remain the sole property of the Company. I will return to the Company all such Company Documents, materials and property as and when requested by the Company, excepting only (i) my personal copies of records relating to my compensation;
(ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement (my "Personal Documents"). Even if the Company does not so request, I will return all such Company Documents, materials and property upon termination of my employment or consultancy (as the case may be) by me or by the Company for any reason, and, except for my Personal Documents, I will not take with me any such Company Documents, material or property or any reproduction thereof upon such termination.

               (c) I will promptly disclose to the Company, or any persons designated by it, all Inventions relating to the Field, as defined below, made or conceived, reduced to practice or learned by me, either alone or jointly with others, prior to the term of my employment or consultancy (as the case may be) and for one (1) year thereafter. For purposes of this Agreement, "Field" means research, development, marketing or manufacturing of diagnostics or prophylactic or immunotherapeutic products for any cancer or autoimmune or infectious disease, or any ex vivo application of any of the foregoing.

               (d) All Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) during the term of my employment or consultancy (as the case may be) will be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law will be deemed "works made for hire"), and the Company and its assigns will be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company my entire right, title and interest, whether possessed now or later acquired, in such Inventions. I agree that any Invention required to be disclosed under paragraph (c) above within one (1) year after the term of my employment or consultancy (as the case may be) will be presumed to have been conceived during my employment or consultancy (as the case may be). I understand that I may overcome the presumption by showing that such Invention was conceived after the termination of my employment or consultancy (as the case may be).

        NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140: ANY ASSIGNMENT OF INVENTIONS REQUIRED BY THIS AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITIES OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE'S OWN TIME, UNLESS (a) THE INVENTION RELATES (i) DIRECTLY TO THE BUSINESS OF THE COMPANY OR (ii) TO THE COMPANY'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (b) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE COMPANY.

        CALIFORNIA

        I understand that to the extent my relationship with the Company is at any time determined to be that of an employee for purposes of California Labor Code Section 2870, the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that qualifies fully under the provisions of California Labor Code
        Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A, discussed below in paragraph 6.

               (e) During or after my employment, upon the Company's request and at the company's expense, I will execute all papers in a timely manner and do all acts necessary to apply for, secure, maintain or enforce patents, copyrights and any other legal rights in the United States and foreign countries in Inventions assigned to the Company under this Agreement, and I will execute all papers and do any and all acts necessary to assign and transfer to the Company or any person or party to whom the Company is obligated to assign its rights, my entire right, title and interest in and to such Inventions. This obligation will survive the termination of my employment or consultancy (as the case may be), but the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes, (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

               (f) So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment or consultancy (as the case may be). During the term of my employment or consultancy (as the case may be), I will not engage in any other business activity that is related to the Company's business or its actual or demonstrably anticipated research and development.

        6. As a matter of record I attach hereto as Exhibit B a complete list of all Inventions (including patent applications and patents) relevant to the Field that have been made, conceived, developed or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy with the Company, I use or incorporate into a product or process an Invention not covered by Paragraph 5(d) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

        7. I represent that my execution of this Agreement, my employment or consultancy (as the case may be) with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any former employer, or other person or entity, including any obligations to keep confidential any proprietary or confidential information of any such employer. I have not entered into, and I will not enter into, any agreement that conflicts with or would, if performed by me, cause me to breach this Agreement.

        8. In the course of performing my duties to the Company, I will not utilize any proprietary or confidential information of any former employer.

        9. I agree that this Agreement does not constitute an employment or consultancy (as the case may be) agreement for a specific duration and that, unless otherwise provided in a written contract signed by both the Company President or its Chief Operating Officer and me, (i) my employment or consultancy (as the case may be) with the Company is "at will" and (ii) I will have the right to resign my employment or consultancy (as the case may be), and the Company will have the right to terminate my employment or consultancy (as the case may be), at any time and for any reason, with or without cause.

        10. This Agreement will be effective as of the first day of my employment or consultancy (as the case may be) by the Company and the obligations hereunder will continue beyond the termination of my employment and will be binding on my heirs, assigns and legal representatives. This Agreement is for the benefit of the Company, its successors and assigns (including all subsidiaries, affiliates, joint ventures and associated companies) and is not conditioned on my employment for any period of time or compensation therefor. I agree that the Company is entitled to communicate any obligations under this Agreement to any future employer or potential employer of mine.

        11. During the term of my employment and for one (1) year thereafter, I will not, without the Company's written consent, directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment and (b) on which I worked or about which I learned Proprietary Information during my employment with the Company.

        12. During the term of my employment and for one (1) year thereafter, I will not personally or through others recruit, solicit or induce in any way any employee, advisor or consultant of the Company to terminate his or her relationship with the Company.

        13. I acknowledge that any violation of this Agreement by me will cause irreparable injury to the Company and I agree that the Company will be entitled to extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

        14. I agree that any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the state of Washington without regard to its or any other jurisdiction's conflict of laws provisions. I further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable Washington law, such provision(s) will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

        15. I HAVE READ AND UNDERSTOOD THIS AGREEMENT. THIS AGREEMENT MAY ONLY BE MODIFIED BY A SUBSEQUENT WRITTEN AGREEMENT EXECUTED BY THE PRESIDENT OR CHIEF OPERATING OFFICER OF THE COMPANY.



Dated: ______________________, 2001.


                                            By: _______________________________

                                                _______________________________
                                                Jeanne Jew

Accepted and Agreed to:

CORIXA CORPORATION


By: ______________________________

Title: ___________________________

                                    EXHIBIT A

Corixa Corporation
1124 Columbia Street, Suite 200
Seattle, Washington 98104

Ladies and Gentlemen:

        1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment or consultancy (as the case may be) by Corixa Corporation (the "Company") that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) by the Company that I desire to remove from the operation of the Proprietary Information and Inventions Agreement entered into between the Company and me.

________       No inventions or improvements.

________       Any and all inventions regarding:








________       Additional sheets attached.


        2. I propose to bring to my employment or consultancy (as the case may be) the following materials and documents of a former employer:

________       No materials or documents.

________       See below:





                                            By: ______________________________

                                                ______________________________
                                                Jeanne Jew

                                    EXHIBIT B



               In accordance with California Labor Code Section 2872, you are hereby notified that your Confidentiality and Invention Assignment Agreement does not require you to assign to the Company any Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on your own time, and does not relate to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or does not result from any work performed by you for the Company.

               Following is the text of California Labor Code Section 2870:

                (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information, except for those inventions that either:

                        (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                        (2) Result from any work performed by the employee for the employer.

                (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision
                (a), the provision is against the public policy of this state and is unenforceable.